                                                                     EXHIBIT 12

                  STATEMENTS REGARDING COMPUTATIONS OF RATIOS

  The ratios of earnings to fixed charges for the Company have been computed on the basis of the total enterprise (as defined by the Commission) by dividing earnings before fixed charges and income taxes by fixed charges. Fixed charges consist principally of interest expense on all long-term and short-term borrowings, excluding or including interest on deposits as indicated.